Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Jason Glashow
ML Strategies
617-348-1667
jglashow@mlstrategies.com

President Signs into Law $4.5 Million Addition for Flight Safety's Wake Turbulence Technology

MYSTIC, Conn., Feb. 24, 2003 - Flight Safety Technologies Inc. (OTC: BB-FLST), an innovator in the development of advanced technologies aimed at enhancing aviation safety and efficiency, announced today that the President has signed into law as part of the FY 2003 Omnibus Appropriation Bill, a $4.5 million addition to the NASA budget for Flight Safety's Project SOCRATES. Flight Safety expects these funds will be used for continued funding of its contract with the federal government for research, development and testing of SOCRATES as part of a NASA/DOT/FAA development of a wake vortex monitoring and advisory system for use at major airports. Before funds become available to Flight Safety, the company must provide a technical and cost proposal describing the scope of work to be provided under the contract to NASA and the U.S. Department of Transportation.

In a separate action, Flight Safety recently received $1.2 million in Fiscal Year 2002 contract funding for development of SOCRATES and has been informed by the DOT/Volpe National Transportation Systems Center that an additional $1 million in contract funding is anticipated to be made available to the company by the end of February 2003. These funds are being applied by Flight Safety Technologies to a major test of the technology planned for Denver International Airport during the summer of 2003.

Project SOCRATES represents a patented new technology that is being developed by Flight Safety to detect and track hazardous air disturbances known as "wake vortex turbulence," created by departing and arriving heavy aircraft in the vicinity of airports. Because of the potential safety hazard to following aircraft presented by wake turbulence, the Federal Aviation Administration (FAA) increases spacings between arriving and departing aircraft, based on the respective weights of leading and following aircraft. These spacing rules, based on worst-case conditions, often result in unnecessary delays under conditions in which wake turbulence dissipates quickly or is carried by wind out of the flight corridors. Precise knowledge of the location and motion of the wake vortices could give air traffic controllers the flexibility to safely shorten the arrival and departure spacing intervals when conditions permit, potentially reducing passenger delays, taxiway queues, and aircraft fuel consumption, while also enhancing safety by identifying a real potential hazard.

Flight Safety is developing its Socrates technology in conjunction with Lockheed Martin Corp. (NYSE: LMT), of Syracuse, NY. Anteon Corporation (NYSE: ANT), based in Mystic, CT, and Fairfax, VA, is also supporting this effort.

Samuel Kovnat, Chairman and Chief Executive Officer of Flight Safety Technologies, Inc. stated, "This new additional funding will facilitate further demonstrations of the company's SOCRATES technology to meet the need for improving aviation safety and efficiency. SOCRATES will be aimed at airport installations at major US and International airports."

About Flight Safety Technologies, Inc.

Flight Safety is developing advanced technologies aimed at improving the safety and efficiency of aircraft travel. Flight Safety has been working with the Federal Aviation Administration (FAA), and its parent agency, the Department of Transportation (DOT), National Aeronautics and Space Administration (NASA), and coordinating with the Airline Pilots Association (ALPA), Air Transport Association (ATA) and major airport managements in its development of cost effective technology called SOCRATES to monitor and detect dangerous "wake vortex turbulence."

Flight Safety believes that upon completion of development, its patented wake turbulence detection technology, in consort with NASA-developed vortex-track prediction technology, will: improve the safety of air traffic by determining more precisely when it is safe to land or take off, increase efficiency at airports by optimizing aircraft landing and takeoff spacing standards, reduce passenger delays and generate substantial cost savings for airports and the airline industry.

The company is also developing a proprietary low-cost collision alerting and ground proximity warning system called UNICORN, for small and private aircraft.

Flight Safety Technologies, Inc. trades Over the Counter under the symbol FLST (OTC: BB-FLST). Flight Safety is headquartered in Mystic, Connecticut. For more information please visit the company's website at www.flysafetech.com, and check its periodic reports to the U.S. Securities and Exchange Commission.

'Safe Harbor' statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements identified by the use of words such as "should", "believes", "anticipates", "plans", "goals", "expects", "may", "will", "objectives", "missions", or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology and new products sufficiency and availability of capital to fund operations, research and development, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.